Exhibit 4.2


NORWEST-BANK MINNESOTA                          REVOLVING NOTE
NATIONAL ASSOCIATON

$5,000,000.00                                                   October 13, 1997

FOR VALUE RECEIVED, Research, Incorporated (the "Borrower") promises to pay to the order of Norwest Bank Minnesota, National Association (the "Bank"), at its principal office or such other address as the Bank or holder may designate from time to time, the principal sum of Five Million and 00/100 Dollars ($5,000,000.00), or the amount shown on the Bank's records to be outstanding, plus interest (calculated on the basis of actual days elapsed in a 360-day year) accruing each day on the unpaid principal balance at the annual interest rate(s) defined below. Absent manifest error, the Bank's records shall be conclusive evidence of the principal and accrued interest owing hereunder.

INTEREST RATE.

BASE RATE OPTION. Unless the Borrower chooses the LIBOR Interest Rate Option as defined below, the principal balance outstanding under this Revolving Note shall bear interest at an annual rate equal to the Base Rate, floating (the "Base Rate Option"). Base Rate means the rate of interest established by the Bank from time to time as its "base" or "prime" rate of interest at its principal office in Minneapolis, Minnesota.

LIBOR INTEREST RATE OPTION. Subject to the terms and conditions of the Agreement the Borrower may elect that all or portions of the principal balance of this Revolving Note bear interest at the LIBOR Interest Rate plus 2.3% (the "LIBOR Interest Rate Option"). Specific reference is made to the Interest Rate Options section of the Agreement for terms governing the designation of interest periods and rate portions.

The LIBOR Interest Rate shall be computed in accordance with the following formula.

         LIBOR Interest Rate = London Interbank Offered Rate
                               -----------------------------
                               1.00 - Reserve Requirement

         Where,

(i) "London Interbank Offered Rate" means the Bank's cost of funds as determined by the Bank's Treasury Division, based upon the average rate at which U.S. Dollar deposits with a term equal to the applicable LIBOR Interest Rate Period and in an amount equal to the LIBOR Interest Rate Portion are available to the Bank at the time or determination on the London Interbank Market.

(ii) "Reserve Requirement" means the Federal Reserve System requirement (expressed as a percentage) applicable to the dollar deposits used in calculating the LIBOR Interest Rate above.

REPAYMENT TERMS

INTEREST. Interest accruing under the Base Rate Option shall be payable on the first day of each month, beginning November 1, 1997. Interest accruing under the LIBOR Interest Rate Option shall be payable, as applicable, at the end of each LIBOR Interest Rate Period or the first day of each month, whichever is earlier.

PRINCIPAL. Principal, and any unpaid interest, shall be due on the earlier of DEMAND or January 31, 1999.

PREPAYMENT AND PREPAYMENT FEE. The Borrower may prepay principal accruing interest under the Base Rate Option at any time without penalty. Each prepayment of principal accruing interest at an optional interest rate, whether voluntary or by reason of acceleration, shall be accompanied by a prepayment fee equal to the amount of interest that would have accrued on the amount of principal prepaid from the date of prepayment to its maturity or repricing date, at an annual rate equal to 1) the optional rate then in effect under this Revolving Note on the principal being prepaid, less 2) the yield (including interest and discount) on a United States Treasury Security of comparable term that could be purchased on the date of prepayment with a maturity on (or about) the maturity or repricing date, discounted to its present value using the yield on the replacement security as a discount factor, discounted monthly;

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provided, however, that no prepayment fee shall be due (and no credit or rebate required) if the yield described in clause 2) exceeds the rate described in clause 1).

ADDITIONAL TERMS AND CONDITIONS. This Revolving Note is issued pursuant to a Credit Agreement of even date between the Bank and the Borrower (the "Agreement"). The Agreement, and any amendments or substitutions, contains additional terms and conditions, including default and acceleration provisions, which are incorporated into this Revolving Note by reference. Capitalized terms not expressly defined herein shall have the meanings given them in the Agreement. The Borrower agrees to pay all costs of collection, including reasonable attorneys' fees and legal expenses incurred by the Bank if this Revolving Note is not paid as provided above. This Revolving Note shall be governed by the substantive laws of the State of Minnesota.

WAIVER OF PRESENTMENT AND NOTICE OF DISHONOR. Borrower and any other person who signs, guarantees or endorses this Revolving Note, to the extent allowed by law, hereby waives presentment, demand for payment, notice of dishonor, protest, and any notice relating to the acceleration of the maturity of this Revolving Note.


RESEARCH, INCORPORATED


BY:    /S/ CLAUDE C. JOHNSON
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ITS:   PRESIDENT AND CEO
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BY:    /S/ RICHARD L. GROSE
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ITS:   TREASURER
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